Exhibit 5.1

[Letterhead of LANDWIRTSCHAFTLICHE RENTENBANK]

Landwirtschaftliche Rentenbank

Hochstrasse 2

60313 Frankfurt am Main

Germany

                                                                                                                      July 11, 2003

     Ladies and Gentlemen,

          In connection with the registration statement on Schedule B (the "Registration Statement") under the Securities Act of 1933 (the "Act") and the preparation of the prospectus (the "Prospectus") relating to U.S.$ 3,250,000,000 principal amount of debt securities (the "Securities") of Landwirtschaftliche Rentenbank (the "Bank"), an institution under the public law of the Federal Republic of Germany, to be issued in accordance with the terms of a Fiscal Agency Agreement (the "Fiscal Agency Agreement") between the Bank and Banker's Trust Company as Fiscal Agent, we, as internal legal advisors of the Bank, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

          Upon the basis of such examination, we are of the opinion that:

  the Bank has been duly established and is validly existing as a credit institution under the public law of the Federal Republic of Germany;
  the Bank has full power and authority to issue the Securities, to enter into the Fiscal Agency Agreement and to perform its obligations thereunder;
  the Fiscal Agency Agreement has been duly authorised, executed and delivered by the Bank; and
  when the Registration Statement has become effective under the Act, the terms of the Securities and their issuance and sale have been duly established in conformity with the Fiscal Agency Agreement relating to the Securities so as not to violate any applicable law and the Securities have been duly executed and authenticated in accordance with the Fiscal Agency Agreement and issued and sold as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Bank, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          The foregoing opinion is limited to the laws of the Federal Republic of Germany and we are expressing no opinion as to the effect of the laws of any other jurisdiction.  We have made no independent investigation of the laws of the United States of America or the State of New York and do not express or imply any opinion on such laws.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Validity of the Securities" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Andreas Mücke Andreas Mücke	/s/ Jens Kollmann Jens Kollmann